EXHIBIT 12

Weyerhaeuser Company and Subsidiaries

Computation of Ratios of Earnings (Loss) to Fixed Charges

(Dollar amounts in thousands)

	Thirteen weeks ended
	March 26, 2006	March 27, 2005
Available earnings (loss):
Earnings (loss) before interest expense, amortization of debt expense and income taxes	$(336,692)	$579,540
Add: interest portion of rental expense	14,975	14,749
Deduct: undistributed earnings (loss) of equity affiliates	(16,499)	(5,588)

Available earnings (loss)	$(338,216)	$588,701

Fixed charges:
Interest expense incurred:
Weyerhaeuser Company and subsidiaries excluding Weyerhaeuser Real Estate Company and other related subsidiaries	149,598	192,258
Weyerhaeuser Real Estate Company and other related subsidiaries	14,099	13,634

Subtotal	163,697	205,892
Less: intercompany interest	80	249

Total interest expense incurred	163,777	206,141
Amortization of debt expense	2,644	3,322
Interest portion of rental expense	14,975	14,749

Total fixed charges	$181,396	$224,212

Ratio of earnings (loss) to fixed charges	—	2.63

Coverage deficiency(1)	$(519,612)	—

(1)	The coverage deficiency of Weyerhaeuser Company and subsidiaries for the thirteen weeks ended March 26, 2006 includes a charge of $746 million arising from the impairment of goodwill associated with the Cellulose Fiber and White Papers segment.

Weyerhaeuser Company with its Weyerhaeuser Real Estate Company and Other Related Subsidiaries

Accounted for on the Equity Method, but Excluding the Undistributed Earnings of Those Subsidiaries

Computation of Ratios of Earnings (Loss) to Fixed Charges

(Dollar amounts in thousands)

	Thirteen weeks ended
	March 26, 2006	March 27, 2005
Available earnings (loss):
Earnings (loss) before interest expense, amortization of debt expense and income taxes	$(349,220)	$562,758
Add: interest portion of rental expense	13,150	13,269
Deduct: undistributed earnings (loss) of equity affiliates	(900)	640
Deduct: undistributed earnings (loss) before income taxes of Weyerhaeuser Real Estate Company and other related subsidiaries	(171,494)	(182,849)

Available earnings (loss)	$(508,464)	$393,818

Fixed charges:
Interest expense incurred	149,598	192,258
Amortization of debt expense	2,644	3,322
Interest portion of rental expense	13,150	13,269

Total fixed charges	$165,392	$208,849

Ratio of earnings (loss) to fixed charges	—	1.89

Coverage deficiency(2)	$(673,856)	—

(2)	The coverage deficiency of Weyerhaeuser Company with its Weyerhaeuser Real Estate company and other related subsidiaries accounted for on the equity method, but excluding the undistributed earnings of those subsidiaries for the thirteen weeks ended March 26, 2006 includes a charge of $746 million arising from the impairment of goodwill associated with the Cellulose Fiber and White Papers segment.